Exhibit 4.2

OVERSTOCK.COM, INC.

6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
T:  (801) 947-3100

F:  801.___.____

INVESTOR RIGHTS AGREEMENT

March 4, 2002

TABLE OF CONTENTS

Page

SECTION 1 Restrictions on Transferability of Securities; Registration Rights
1.1	Transfer Restrictions
1.2	Requested Registration
1.3	Company Registration
1.4	Expenses of Registration
1.5	Registration on Form S-3
1.6	Registration Procedures
1.7	Indemnification	8
1.8	Information by Holder
1.9	Limitations on Subsequent Registration Rights
1.10	Rule 144 Reporting
1.11	Transfer or Assignment of Registration Rights
1.12	“Market Standoff” Agreement
1.13	Delay of Registration
1.14	Termination of Registration Rights
SECTION 2 Information and Inspection Covenants; Voting Agreement
2.1	Company Covenants
2.2	Termination of Covenants
SECTION 3 Right of First Offer
3.1	Right of First Offer
3.2	Transfer or Assignment of Rights of First Offer
SECTION 4 Miscellaneous
4.1	Certain Definitions
4.2	Amendment
4.3	Notices
4.4	Governing Law
4.5	Successors and Assigns
4.6	Entire Agreement
4.7	Delays or Omissions
4.8	Severability
4.9	Counterparts
4.10	Expenses
4.11	Severability
4.12	Telecopy Execution and Delivery
4.13	Jurisdiction; Venue
4.14	Jury Trial
4.15	Further Assurances
4.16	Confidentiality

i

OVERSTOCK.COM, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of March 4, 2002, by and among Overstock.com, Inc., a Utah corporation (the “Company”), the persons and entities listed on the Schedule of Investors attached hereto as Schedule I (each, an “Investor” and collectively, the “Investors”), those holders of the Company’s Common Stock listed on Schedule II (each, a “Common Holder” and collectively, the “Common Holders”), and, for purposes of Sections 1 and 4 only, Eileen Simmons.

Except as otherwise defined herein, capitalized terms have the meanings set forth in Section 4.1 hereof.

WHEREAS:  The Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith, between the Company and the Investors (the “Purchase Agreement”), certain of the Company’s and the Investors’ obligations under which are conditioned upon the execution and delivery by such Investors, the Common Holders and the Company of this Agreement; and

WHEREAS:  Eileen Simmons is party to a certain agreement dated as of October 27, 1999, by and among the Company, Robert Brazell and the Prior Purchaser (the “Simmons Agreement”);

WHEREAS:  Pursuant to the Simmons Agreement, Eileen Simmons is entitled to certain rights of registration with respect to her shares of Common Stock of the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

SECTION 1

Restrictions on Transferability of Securities; Registration Rights

1.1          Transfer Restrictions.

(a)   Each Holder agrees not to sell, assign, transfer, pledge or make any other disposition of all or any portion of the Registrable Securities held by the Holder unless and until the transferee has agreed in writing for the benefit of the Company to be bound by Section 1.12 hereof, to be bound by this Section 1.1, provided and to the extent such Section 1.1 is then applicable, and

(i)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act and applicable state law.  The Company agrees that it will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(iii)          Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for and the Company shall promptly facilitate any transfer by a Holder to any partnership, limited liability company, corporation or other entity that is directly or indirectly controlling, controlled by or under common control with the Holder or which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s family member or trust for the benefit of an individual Holder, provided that the transferee will be subject to the terms of this Section 1.1 to the same extent as if such transferee were an original Holder hereunder.  Each Holder will cause any proposed purchaser, assignee, transferee, or pledgee of Registrable Securities held by the Holder to agree in writing to take and hold such securities subject to the provisions and on conditions specified in this Agreement.

(b)   Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT TO WHICH THE ORIGINAL HOLDER OF THESE SHARES WAS PARTY, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent to implement the restrictions on transfer established in this Agreement.

(c)   The Company shall be obligated to reissue unlegended certificates at the request of any Holder thereof if the Holder shall have (i) obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend, and (ii) delivered such securities to the Company or its transfer agent.

(d)   Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate state securities authority authorizing such removal.

1.2          Requested Registration.

(a)   Request for Registration.  If the Company shall receive from Initiating Holders, at any time or times not earlier than the earlier of (i) March 4, 2005, and (ii) 180 days after the closing of the Qualified Public Offering, a written request that the Company effect any registration with respect to at least 20% of the Registrable Securities (or such lesser number of shares as shall yield an aggregate offering price of not less than $5,000,000), the Company will (A) promptly give written notice of the proposed registration to all other Holders, and (B) as soon as practicable, use its reasonable best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after such written notice from the Company is mailed or delivered.

The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(A)  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(B)   After the Company has initiated two (2) such registrations pursuant to this Section 1.2, excluding registrations that (i) are not declared or ordered effective, (ii) are not effective for a continuous period of at least one hundred twenty (120) days or such shorter period ending when all the Registrable Securities for which the Holders have requested registration in accordance herewith have been sold in accordance with such registration; provided, that a trading black-out shall not be deemed to interfere with the continuity of such period, (iii) are withdrawn by the Company or as a result of action or inaction of the Company or, subject to Section 1.4 below, for any other reason except for the voluntary decision of the Holders to terminate the registration after the request for such registration has been delivered to the Company, or (iv) are subject to an underwriting agreement in which less than fifty percent (50%) of the number of Registrable Securities requested to be sold by the Holders are included;
(C)   During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration subject to Section 1.3 below; provided that the

Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
(D)  If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5 below.

(b)   Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then the Company shall have the right to defer such filing (except as provided in clause (C) above) for a period of not more than 90 days after receipt of the request of the Initiating Holders, and, provided further that the Company shall not defer its obligation in this manner more than once in any 12-month period; and, provided further that the Company shall not register any securities for the account of itself or any other shareholder during such 90-day period, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration contemplated in Section 1.2(a)(C).

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 1.2(d), include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company.

(c)   Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a).  The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein.  A Holder may elect to include in such underwriting all or a part of the Registrable Securities such Holder holds.

(d)   Procedures.  If the Company shall request inclusion in any registration pursuant to Section 1.2 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 1.2, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 1 (including Section 1.12 below).  The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, subject to the reasonable approval of a majority in interest of the Initiating Holders, which underwriter shall be a nationally recognized investment banking firm.  Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation (the “Underwriter’s Limitation”) on the number of shares to be underwritten, the Initiating Holders shall so advise the Company and all Holders of Registrable Securities whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated in the following manner:  First, the securities of the Company and other third parties requesting inclusion in any such requested registration shall be excluded from such registration and underwriting to the extent required by such Underwriter’s Limitation.  If, after fully excluding the securities of the Company from such underwriting and registration a further reduction in the number of shares to be included in such underwriting and registration is required, the number of shares that may be included in the registration and underwriting shall be allocated among all Holders of Registrable Securities in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each Holder at the time of the filing of the registration statement.  No Registrable Securities or any other securities excluded from the underwriting by reason of the Underwriter’s Limitation shall be included in such registration.  If the Company or any Holder in its sole discretion disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the underwriter and the Initiating Holders.  The securities so withdrawn shall also be withdrawn from registration.

1.3          Company Registration.

(a)   If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.2 or 1.5 hereof), other than (v) a registration related to its initial public offering, (w) a registration relating solely to employee benefit plans, (x) a registration relating to the offer and sale of debt securities, (y) or a registration relating to a corporate reorganization or other transaction on Form S-4, or (z) a registration on any registration form that does not permit secondary sales, the Company will:

(i)            promptly give to each Holder written notice thereof; and

(ii)           use its reasonable best efforts to include in such registration (and any related qualification under state securities laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within fifteen (15) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)   Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i).  In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.3, if the underwriter or Holders of a majority of the Registrable Securities advise the Company in writing that marketing factors require an Underwriter’s Limitation on the number of shares to be underwritten, the Company may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting.  In such event, the Company shall so advise all Holders requesting registration and the number of shares or securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: First, the number of Registrable Securities that shall be included in the registration and underwriting shall be reduced to the extent required by the Underwriter’s Limitation, with such reduction being allocated among Holders proposing to include Registrable Securities in such registration in proportion, as nearly as practicable, to the number of shares of Registrable Securities held by each Holder; provided, however, that the number of Registrable Securities to be included in the registration shall not be reduced to less than 30% of the total number of shares included in such registration.  If, after reducing the number of Registrable Securities to be included in such registration or underwriting to the full extent permitted in this section, a further reduction in the number of shares to be included in such underwriting and registration is required, then the number of securities of the Company that shall be included in such registration and underwriting shall be reduced to the extent required by the Underwriter’s Limitation.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares.

(c)   Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.4          Expenses of Registration.  All Registration Expenses and reasonable fees of one counsel for the selling shareholders incurred in connection with any registration, qualification or compliance pursuant to Sections 1.2 and 1.3 above and Section 1.5 below shall be borne by the Company; provided, however, that the Company shall not bear expenses of the selling shareholders in excess of $25,000 per registration; provided, further, that that the Company shall not be obligated to pay Registration Expenses and the fees of the one counsel for the selling shareholders for any registration proceeding begun pursuant to Section 1.5, if, in a given twelve-month period, the Company has effected two (2) such registrations in such period.  All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holders of such securities.  The Holders shall be required, however, to pay for expenses of any registration proceeding begun pursuant to Section 1.2 or 1.5, the request of which has been subsequently withdrawn by the Holders holding at least a majority of the Registrable Securities unless such Holders agree to forfeit their right to one requested registration pursuant to Section 1.2 or Section 1.5, as applicable (in which event such right shall be forfeited by all Holders); provided, however, if the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request due to and with reasonable promptness following having learned of such material adverse change, then the Holders shall not be required to pay any of such registration expenses or forfeit such registration rights; provided, further, however, that a change in stock price alone will not be considered a material adverse change for the purposes of this Section 1.4.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

1.5          Registration on Form S-3.

(a)   After the Qualified Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms.  After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, the Holders of at least 20% of the Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided, however, that the Company shall not be obligated to effect, or take any action to effect, any such registration (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000, (ii) in the circumstances described in clauses (A) and (C) of Section 1.2(a), or (iii) if the Company shall furnish the certification described in Section 1.2(b) (but subject to the limitations set forth therein).

(b)   If a request complying with the requirements of Section 1.5(a) hereof is delivered to the Company, the provisions of Sections 1.2(a) relating to the provision of notice to Holders, the provision to such Holders of an opportunity to request in writing that Registrable Securities be included in the registration and the inclusion of other securities of the Company in such registration hereof shall apply to such registration.  If the registration is for an underwritten offering, the provisions of Sections 1.2(c) and 1.2(d) hereof shall apply to such registration.

1.6          Registration Procedures.  In the case of each registration effected by the Company pursuant to Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will, as expeditiously as reasonably possible:

(a)   Use its commercially reasonably efforts to keep such registration effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company, and (ii) in the case of any registration statement of Form S-3 that contemplates a distribution of securities on a delayed or continuous basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until either all such Registrable Securities are sold or the registration statement has been effective for a period of 180 days calendar days;

(b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)   Furnish such number of prospectuses and other documents incident thereto, including any amendment or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act on the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing;

(e)   Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)    Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)   Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(h)   In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.2 hereof, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock; provided that such underwriting agreement contains reasonable and customary provisions; and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

1.7          Indemnification.

(a)   The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or other federal or state securities law or rule or regulation promulgated  thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.  It is agreed that the indemnity agreement contained in this Section 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)   Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, severally (but not jointly) indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 1.7 of any Holder exceed the net proceeds from the offering received by such Holder.

(c)   Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)   If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

1.8          Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.9          Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of 65% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable than or senior to the registration rights granted to the Holders hereunder.

1.10        Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)   File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

(b)   So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

1.11        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company pursuant to this Section 1 may be transferred or assigned by a Holder to a transferee (i) that acquires at least 10% of the shares of the Company’s capital stock held by such Holder or (ii) that is (x) any constituent partner, member or shareholder of such Holder if such Holder is a partnership, limited liability company or corporation, (y) a family of such Holder or a trust for the benefit of such Investor, such Holder’s spouse and/or such Holder’s issue or (z) any corporation, partnership, limited liability company or other entity of which at least a 75% interest is owned or controlled, directly or indirectly, by one or more of the persons described in (x) or (y) of this Section 1.11, provided, that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided, further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 1.  Notwithstanding the foregoing, or anything to the contrary in this Agreement, the right to transfer registration rights provided in this Section 1.1 will not apply to Eileen Simmons.  Notwithstanding any of the foregoing, for a period of one (1) year following the Qualified Public Offering, Otter Capital, LLC (“Otter Capital”) shall be the deemed owner of any Registrable Securities then owned by Haverford Internet LLC and Patrick M. Byrne for purposes of allocating among Holders the right to include Registrable Securities in a registration pursuant to this Section 1 that is the subject of an Underwriter’s Limitation and any transferee or assignee of such Registrable Securities owned by Haverford Internet LLC and Patrick M. Byrne shall assume in writing the obligations of such transferor under this Section 1.11.

1.12        “Market Standoff” Agreement.  If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Investor shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor

(other than those included in the registration) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that (a) such agreement shall only apply to the Company’s initial public offering, (b) all officers, directors and affiliates of such officers and directors are bound by and have entered into similar agreements, and (c) such agreement shall not apply to the sale of any shares acquired by a Holder in open market transactions after the date of the final prospectus for such initial public offering.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 1.1(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 180-day period.  Each Holder agrees to execute a market standoff agreement with such underwriters in customary form consistent with the provisions of this Section 1.12.  Any discretionary waiver or termination of the above market standoff agreement restrictions by the Company or representatives of the underwriters shall apply to all persons and entities subject to such agreements pro rata based on the number of shares subject to such agreements.  The Company agrees to use commercially reasonable efforts to ensure that all shares of its capital stock (upon issuance) shall be subject to a market standoff provision at least as restrictive as set forth above.

1.13        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.14        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, Section 1.3 or Section 1.5 above shall terminate (a) on the closing of the Company’s Qualified Public Offering, so long as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or (b) the earlier of (i) such date after the closing of the Company’s initial public offering registered under the Securities Act as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) may immediately be sold under Rule 144(k), and (ii) 5 years after the closing of the Company’s initial public offering registered under the Securities Act.

SECTION 2

Information and Inspection Covenants; Voting Agreement

2.1          Company Covenants.

(a)   Basic Financial Information.  So long as any shares of Preferred Stock remain outstanding, the Company shall furnish the following reports to each Investor:

(i)            as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income, consolidated statements of equity and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such year, such financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied, and audited and certified by independent public accountants selected by the Company which shall be reasonably acceptable to the Investors;

(ii)           as soon as practicable, but in any event within 15 days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for each such period;

(iii)          by January 15th of each fiscal year, the financial budget and business and strategic plan of the next fiscal year that will be submitted for approval to the Company’s Board of Directors no later than 30 days following the beginning of such fiscal year, and as soon as practicable during the course of each fiscal year, any revisions, amendments or other changes to the financial budget and strategic business plan for such fiscal year.

(iv)          such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (iv) to provide information that it determines in good faith to be subject to a confidentiality obligation to a third party.

                With respect to the financial statements called for in subsection (ii) of this Section 2.1, the Company shall, concurrent with the delivery of such financial statements, provide an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with generally accepted accounting principals consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by generally accepted accounting principles) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

(b)   Inspection Rights. The Company shall afford to each Investor and to such Investor’s accountants and counsel, upon 24 hours’ notice, reasonable access during normal business hours to all of the Company’s respective properties, books and records.  Each Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations.  The Company shall not be obligated under this subsection (b) to provide information that it determines in good faith to be subject to a confidentiality obligation to a third party.

(c)   Directors and Officers Liability Insurance.  The Company shall, as soon as reasonably practicable, obtain and thereafter maintain directors and officers liability insurance in such scope and in such amount as is customary for a similarly situated business.

(d)   Key Man Life Insurance.  The Company shall use commercially reasonable efforts to obtain and maintain key man life insurance of the benefit of the Company on Patrick Byrne for coverage in the amount of $2,000,000.

(e)   Insurance.  The Company shall keep any and all of its assets that are of an insurable character insured against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, in reasonable amounts.

(f)    Books and Records.  The Company shall maintain books and records of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(g)   Transferability of Certain Rights.  The rights granted by the Company pursuant to this Section 2.1(a) and 2.1(b) may be transferred or assigned by an Investor to a transferee (i) that acquires at least 10% of the shares of the Company’s capital stock held by such Investor or (ii) that is (x) any constituent partner, member or shareholder of such Investor if such Investor is a partnership, limited liability company or corporation, (y) a family of such Investor or a trust for the benefit of such Investor, such Investor’s spouse and/or such Investor’s issue or (z) any corporation, partnership, limited liability company or other entity of which at least a 75% interest is owned or controlled, directly or indirectly, by one or more of the persons described in (x) or (y), provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such information rights are being transferred or assigned, and, provided further that the transferee or assignee of such rights assumes in writing the obligations of such Investor under this Agreement.

2.2          Termination of Covenants .  The covenants set forth in this Section 2 shall terminate upon and be of no further force and effect upon the earlier to occur of (a) the closing of the Company’s Qualified Public Offering or (b) the closing of an Acquisition.

SECTION 3

Right of First Offer

3.1          Right of First Offer.  The Company hereby grants to each Investor a right of first offer to purchase a pro rata share of New Securities (as defined in this Section 3.1) which the Company may, from time to time, propose to sell and issue.  A Investor’s pro rata share, for purposes of this Section 3, is the ratio of the number of shares of Common Stock owned by such Investor immediately prior to the issuance of New Securities, assuming full conversion of the Preferred Stock and exercise of any option or warrant held by such Investor, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants to acquire Common Stock of the Company.  Each Investor shall have a right of over-allotment such that if any Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Investors may purchase the non-purchasing Investor’s portion on a pro rata basis within 15 days from the date such non-purchasing Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities.  This right of first offer shall be subject to the following provisions:

(a)   “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include:

(i)            securities purchased under the Purchase Agreement;

(ii)           Conversion Stock;

(iii)          79,671,136 shares of Common Stock issued or issuable to employees, consultants, directors or other service providers for compensatory purposes and in accordance with stock plans approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plans (net of any repurchase of such shares or cancellations or expiration of such options);

(iv)          shares of Common Stock issued upon the exercise or conversion of warrants, options or other convertible securities of the Company outstanding as of the date of this Agreement (other than options outstanding pursuant to stock plans covered under Section 3.1(a)(iii) above);

(v)           shares of Common Stock issued or issuable pursuant to a stock split, as a dividend or distribution on Preferred Stock;

(vi)          shares of Common Stock issued in a Qualified Public Offering;

(vii)         shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchaser of substantially all of the assets or other reorganization approved by a majority of the Board of Directors;

(viii)        shares of Common Stock issued or issuable pursuant to bona fide equipment lease and bank financing arrangements approved by a majority of the Board of Directors;

(ix)           shares of Common Stock issued or issuable in connection with transactions of a strategic nature for which the primary purpose is other than raising equity capital and which are approved by a majority of the Board of Directors;

(x)            shares of Common Stock which the Holders of sixty-five percent (65%) of the then outstanding Preferred Stock and Conversion Stock agree in writing shall not constitute “New Securities;”;

(xi)           any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (xi) above; and

(xii)          the issuance of Common Stock upon conversion, exchange, or exercise of rights of any security previously offered to the Investors pursuant to this Section 3.

(b)   In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each Investor shall have 15 days after any such notice is mailed or delivered to agree to purchase such Investor’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c)   In the event the Investors fail to exercise fully the right of first offer within such 15-day period and after the expiration of the additional 15-day period for the exercise of the over-allotment provisions of this Section 3, the Company shall have 90 days thereafter to sell the New Securities respecting which the Investors’ right of first offer set forth in this Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors pursuant to Section 3.1(b) above.  In the event the Company has not sold within such 90-day period the New Securities in accordance with the foregoing, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investors in the manner provided in Section 3.1(b) above.

(d)   The right of first offer granted pursuant to this Section 3 shall expire upon, and shall not be applicable to, the earlier to occur of (i) the Company’s Qualified Public Offering or (ii) an Acquisition.

3.2          Transfer or Assignment of Rights of First Offer.  The rights contained in Section 3 of this Agreement may be transferred or assigned by an Investor to a transferee (i) that acquires at least 10% of the shares of the Company’s capital stock held by such Investor or (ii) that is (x) any constituent partner, member or shareholder of such Investor if such Investor is a partnership, limited liability company or corporation, (y) a family of such Investor or a trust for the benefit of such Investor, such Investor’s spouse and/or such Investor’s issue or (z) any corporation, partnership, limited liability company or other entity of which at least a 75% interest is owned or controlled, directly or indirectly, by one or more of the persons described in (x) or (y) of this Section 3.2, provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, and, provided further that the transferee or assignee of such rights assumes in writing the obligations of such Investor under this Agreement.

SECTION 4

Miscellaneous

4.1          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)   the term “Acquisition” shall mean (i) a consolidation or merger of the Company or other transaction or series of related transactions in which the shareholders of the Company immediately prior to such merger, consolidation or transaction(s) hold immediately after such merger, consolidation or transaction(s) less than 50% of the voting power of the surviving or resulting entity (or its parent, as applicable) or (ii) a sale or other disposition of all or substantially all of the assets of the Company.

(b)   the term “Restated Articles” shall mean the Company’s Articles of Incorporation, as amended;

(c)   the term “Board of Directors” shall mean the Company’s board of directors;

(d)   the term “SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

(e)   the term “Closing” shall mean the date that the Company issues and sells the Preferred Stock to the Investors pursuant to the Purchase Agreement.

(f)    the term “Common Stock” shall mean the Company’s common stock, without par value;

(g)   the term “Conversion Stock” shall mean the Common Stock issued or issuable on conversion of the Preferred Stock.

(h)   the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time;

(i)    the term “Holder” shall mean any party to this agreement who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.1 (Transfer Restrictions) and Section 1.11 (Transfer or Assignment of Registration Rights) above.

(j)    the term “Indemnified Party” shall have the meaning set forth in Section 1.7(c) above;

(k)   the term “Indemnifying Party” shall have the meaning set forth in Section 1.7(c) above;

(l)    the term “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than 30% of the then outstanding Registrable Securities;

(m)  the term “New Securities” shall have the meaning set forth in Section 3.1(a) above;

(n)   the term “Preferred Stock” shall mean the Company’s Series A Preferred Stock, without par value.

(o)   the term “Purchase Agreement” shall have the meaning set forth in the Recitals of this Agreement;

(p)   the term “Qualified Public Offering” shall mean a firmly underwritten public offering of the Company pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Company with an offering price per share of $0.3648 (as adjusted for stock splits, stock dividends, recapitalizations and the like) and aggregate offering proceeds to the Company of not less than $20,000,000 (net of underwriting discounts and commissions) and a listing of the Company’s equity securities on the NASDAQ-NMS or other national exchange;

(q)   the term “Registrable Securities” shall mean (i) 997,397 (adjusted for any stock dividend, split, combination, reclassification or recapitalization) shares of Common Stock held by Eileen Simmons, other than shares for which registration rights have terminated pursuant to Section 1.14 hereof, (ii) the Conversion Stock, and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares described in (i) and (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock (A) which have previously been registered or which have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) which are held by any Holder if such shares held by such Holder are available for sale pursuant to Rule 144 (except to the extent the standoff provision limits such Holder’s rights to sell following the Qualified Public Offering), or (C) which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned;

(r)    the terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement;

(s)   the term “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, the fees and disbursements of counsel for the Holders, except as otherwise specified in Section 1.4, or the compensation of regular employees of the Company (which shall be paid in any event by the Company);

(t)    the term “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 1.1(b) above;

(u)   the term “Rule 144” shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC;

(v)   the term “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time;

(w)  the term “Seller(s)” shall have the meaning set forth in Section 3.2 above;

(x)    the term “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses);

4.2          Amendment.  Except as provided in Section 1.15 and as otherwise expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the

Company and the Investors holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, that Investors purchasing shares in a Closing after the Initial Closing (as that term is defined in the Purchase Agreement) may become parties to this Agreement and be deemed an “Investor” hereunder without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor by executing and delivering an additional counterpart signature page to this Agreement; provided, further, that an amendment to the last sentence of Section 1.11 above may be effected by and only by a written instrument signed by the Company, Otter Capital, Haverford Internet LLC and Patrick M. Byrne.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the shares issued pursuant to the Purchase Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.  In addition, the Company may waive performance of any obligation owing to it other than the market standoff obligations under Section 1.12, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any Holder.  In the event that an underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern. Notwithstanding the foregoing, any amendment, waiver, or termination of the rights or obligations of the holders of the Common Stock under Section 2.2 shall require the consent of the holders of a majority of the Common Stock held by the Common Holders.

4.3          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed as follows:

(a)   if to a Holder, at such person’s address or facsimile number as shown in the Company’s records, as may be updated in accordance with the provisions hereof.

(b)   if to the Company, at its address or facsimile number set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer.

4.4          Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Utah as applied to agreements entered into among Utah residents to be performed entirely within Utah, without regard to principles of conflicts of law.

4.5          Successors and Assigns.  Except as otherwise provided herein, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company.  Any attempt by an

Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

4.6          Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

4.7          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in accordance with Section 4.2 hereof.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

4.8          Severability.  Unless otherwise expressly provided herein, the rights of the Investors hereunder are several rights, not rights jointly held with any of the other Investors.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

4.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

4.10        Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.11        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.12        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

4.13        Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Salt Lake County in the State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah).

4.14        Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.15        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

4.16        Confidentiality.  Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority; provided that Holders may provide summary business, finance and operational information about the Company in their reports to their equity holders as long as such distributed information is accompanied by a statement notifying the recipient of the confidential nature of the information and the restrictions on its use.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

OVERSTOCK.COM, INC. a Utah corporation

	By:	/s/ Patrick Byrne

	Name:	Patrick Byrne

Title:

"COMMON HOLDERS"

/s/ Patrick Byrne
Patrick Byrne

HAVERFORD INTERNET LLC

By:

Name:

Title:

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

OVERSTOCK.COM, INC. a Utah corporation

By:

Name:

Title:

"COMMON HOLDERS"

Patrick Byrne

HAVERFORD INTERNET LLC

By:	/s/ John Pettway

Name:	John Pettway

Title:	Manager

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Arran Partners, L.P.
Print Investor's Name

/s/ George Wyper
Signature of Investor (or authorized signatory if not an individual)

Managing Member of Wyper Partners, L.L.C.
its General
Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

James R. and Rebecca C. Byrne
Print Investor's Name

/s/ James R. Byrne /s/ Rebecca C. Byrne
Signature of Investor (or authorized signatory if not an individual)

Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

John Byrne
Print Investor's Name

/s/ John Byrne
Signature of Investor (or authorized signatory if not an individual)

Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Terry L. Baxter
Print Investor's Name

/s/ Terry L. Baxter
Signature of Investor (or authorized signatory if not an individual)

Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

C & E Investors LLC
Print Investor's Name

/s John L. West
Signature of Investor (or authorized signatory if not an individual)

Member—John L. West
Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

CONTEX LTD
Print Investor's Name

/s/ Tim Calveley
Signature of Investor (or authorized signatory if not an individual)

Tim Calveley—Agent for CONTEXT LTD
Name and title of authorized signatory, if Investor is not an individual

[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Haverford Internet LLC
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/s/ John Pettway
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John Pettway, Manager
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Stuart and Tracy Jenkins
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/s/ Stuart Jenkins /s/ Tracy Jenkins
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Brad Kliber
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/s/ Brad Kliber
Signature of Investor (or authorized signatory if not an individual)

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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

David Luban and Judith Lichtenberg
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/s/ David Luban
Signature of Investor (or authorized signatory if not an individual)

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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Judith Lichtenberg
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/s/ Judith Lichtenberg
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

The Gordon S. Macklin Family Trust
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/s/ Gordon S. Macklin
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Otter Capital LLC
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/s/ John M. Pasquesi
Signature of Investor (or authorized signatory if not an individual)

John M. Pasquesi, Managing Member
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Rope Ferry Associates Ltd.
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/s/ Douglas B. Christensen
Signature of Investor (or authorized signatory if not an individual)

President of General Partner
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

Arnold-Peter C. Weiss, M.D.
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/s/ Arnold-Peter C. Weiss, M.D.
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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

"INVESTORS"

George U. Wyper
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/s/ George U. Wyper
Signature of Investor (or authorized signatory if not an individual)

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[Signature Page to Overstock.com Inc. Investor Rights Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

[Insert Purchasers under the Purchase Agreement]

SCHEDULE II

SCHEDULE OF COMMON HOLDERS

Patrick Byrne

Haverford Internet LLC

(SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT)